Sierra Monitor Corporation Announces Financial Results
for the Fourth Quarter and Twelve Months
 Ended December 31, 2010

 Reports Record Sales for the Fourth Quarter
And Twelve Months of 2010; Sales up 32% and 13%, Respectively

Achieves Record Net Income for the Fourth Quarter
And Twelve Months of 2010

Milpitas, California – March 8, 2011 – Sierra Monitor Corporation (OTC: SRMC.OB), a company that designs, manufactures and sells electronic safety and environmental instrumentation, today announced financial results for the fourth quarter and twelve months ended December 31, 2010.

“With record sales and record net income in both the fourth quarter and the full year of 2010, Sierra Monitor Corporation continued its strong financial performance producing the fifth consecutive year of positive net income,” said Gordon R. Arnold, chairman and chief executive officer.   “Our products were installed in a number of high profile facilities including the World Cup soccer stadiums in South Africa; the Empire State building; KAUST University in Saudi Arabia; Kuwait Oil pipelines; and the roof tops of hundreds of major discount retailers such as Target and Walmart. We introduced new products in each of our product lines, repurchased and retired approximately thirteen percent of our outstanding shares and ended the year with a strong balance sheet and a healthy backlog.  I am delighted with the team’s progress and look forward to further successes in 2011.”

Financial Highlights

•	Fourth quarter sales of over $4.2 million, an increase of 32% over the fourth quarter of 2009

•	Fourth quarter net income increased to $362,478 or $0.03 per share (basic and diluted), compared to net income of $123,093 or $0.01 per share (basic and diluted) in the same prior year period

•	Twelve month sales of approximately $14.4 million for the period ended December 31, 2010, an increase of 13% over the $12.7 million reported for the prior year.

•
Twelve month net income increased to $674,930 or $0.06 per share (basic and diluted), compared to net income of $211,559 or $0.02 per share (basic and diluted) for the twelve months of the previous year

•	Ended the fourth quarter of 2010 with a strong balance sheet including over $1.6 million of cash on hand and no bank debt

Fourth Quarter Business Highlights

•	Shipped a significant order of gas and flame detection systems for a major pipeline project in Kuwait

•	Delivered follow-on orders for protocol interface devices for fire detection system integration at the $10 billion King Abdullah University of Science and Technology (KAUST), Saudi Arabia

•	Completed delivery of gas and flame detection systems for a crude oil pump station in Malaysia

•	Established ongoing relationship to supply gas detection systems to retrofit vessels supporting offshore oil operations in Saudi Arabia

•	Booked blanket orders that continue strong adoption of FieldServer gateways for lighting controls integration

•	Received a contract to supply gas safety monitoring systems for installation at the U.S. Consumer Products Safety Laboratories

•	Booked a large blanket order continuing the supply of FieldServer protocol gateways for toxic gas monitoring systems used in semiconductor tools

Fourth Quarter and Twelve Months of 2010 Financial Results

Net sales for the quarter ended December 31, 2010 were $4,220,890, an increase of 32% from $3,201,478 reported for the same period of 2009.  For the twelve months ended December 31, 2010, sales increased 13% to $14,393,716 compared to $12,732,014 for the same period of 2009.

Sierra Monitor posted GAAP net income of $362,478, or $0.03 per share (basic and diluted), for the quarter ended December 31, 2010, compared to GAAP net income of $123,093, or $0.01 per share (basic and diluted), for the same period of 2009.  Sierra Monitor posted GAAP net income of $674,930, or $0.06 per share (basic and diluted), for the twelve months ended December 31, 2010, compared to GAAP net income of $211,559, or $0.02 per share (basic and diluted), for the same period of 2009.

Sierra Monitor posted non-GAAP net income of $386,907 or $0.03 per share (basic and diluted), for the quarter ended December 31, 2010 compared to non-GAAP net income of $263,103 or $0.02 per share (basic and diluted), for the same period of 2009.  Sierra Monitor posted non-GAAP net income of $977,413, or $0.09 per share (basic and diluted), for the twelve months ended December 31, 2010, compared to non-GAAP net income of $659,884, or $0.06 per share (basic and diluted), for the same period of  2009.

Cash Position

Sierra Monitor had $1,645,433 in cash at December, 2010 with no bank borrowings.  Net trade receivables at December 31, 2010 were $1,708,886.  At December 31, 2010, the Company’s Days Sales Outstanding was 41 days.

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation.  The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers.  By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems.  The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection.  Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:
Steve Polcyn
408-262-6611 ext. 1341
spolcyn@sierramonitor.com

Table A

SIERRA MONITOR CORPORATION
Statements of Operations
(unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009

Net sales	$4,220,890	$3,201,478	$14,393,716	$12,732,014
Cost of goods sold	1,787,855	1,213,811	5,970,921	5,108,929
Gross profit	2,433,035	1,987,667	8,422,795	7,623,085
Operating expenses
Research and development	495,304	466,537	1,978,507	1,967,009
Selling and marketing	800,888	782,338	3,322,568	3,309,142
General and administrative	511,254	473,912	1,978,451	1,934,609
	1,807,446	1,722,787	7,279,526	7,210,760
Income from operations	625,589	264,880	1,143,269	412,325

Interest income	965	949	4,039	949
Income before income taxes	626,554	265,829	1,147,308	413,274

Income tax provision	264,076	142,736	472,378	201,714
Net income	$362,478	$123,093	$674,930	$211,560

Net income available to common shareholders per common share
Basic	$0.03	$0.01	$0.06	$0.02
Diluted	$0.03	$0.01	$0.06	$0.02
Weighted-average number of common shares used in per share computations:
Basic	11,187,887	11,438,212	11,389,972	11,434,045
Diluted	11,390,287	11,739,430	11,469,877	11,765,541

Table B

SIERRA MONITOR CORPORATION
Balance Sheet
(unaudited)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,645,433	$2,203,018
Trade receivables, less allowance for doubtful accounts of approximately $82,000 in 2010 and $70,000 in 2009, respectively	1,708,886	1,354,775
Inventories, net	2,115,003	1,892,313
Prepaid expenses	178,819	240,204
Income tax deposit	-	-
Deferred income taxes - current	298,410	259,855
Total current assets	5,946,551	5,950,165

Property and equipment, net	294,424	238,377
Other assets	154,816	167,615
Total assets	$6,395,791	$6,356,157

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$704,539	$523,763
Accrued compensation expenses	432,127	372,035
Other current liabilities	72,888	73,351
Income taxes payable	20,879	34,251
Total current liabilities	1,230,433	1,003,400

Deferred tax liability	54,095	14,575
Total liabilities	1,284,528	1,017,975

Commitments and contingencies
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 9,896,942 and 11,438,212 shares issued and outstanding, respectively	9,897	11,438
Additional paid-in capital	2,694,894	3,595,202
Retained earnings	2,406,472	1,731,542
Total shareholders’ equity	5,111,263	5,338,182
Total liabilities and shareholders’ equity	$6,395,791	$6,356,157

NON-GAAP FINANCIAL MEASURES

The accompanying news release dated March 8, 2011 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net income (loss) and basic and diluted non-GAAP net income (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated.  Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies.  We exclude these amounts from our internal measures for budget and planning purposes.

Stock-Based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by GAAP for both GAAP and non-GAAP diluted net income (loss) per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C

Sierra Monitor Corporation
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009

GAAP Net Income	$362,478	$123,093	$674,930	$211,559
Depreciation and amortization	58,468	67,965	237,822	282,631
Provision for bad debt expense	8,167	7,799	12,172	30,880
Provision for inventory losses	(27,107)	-	(7,107)	(8,000)
Deferred income taxes	(38,555)	37,587	(38,555)	39,566
Stock based compensation expense	23,456	26,659	98,151	103,248
Total adjustments to GAAP net income	24,429	140,010	302,483	448,325
Non-GAAP Net income	$386,907	$263,103	$977,413	$659,884
Non-GAAP Net income per share:
Basic	$0.03	$0.02	$0.09	$0.06
Diluted	$0.03	$0.02	$0.09	$0.06
Weighted-average number of shares used in per share computations:
Basic	11,187,887	11,438,212	11,389,972	11,434,045
Diluted	11,390,287	11,739,430	11,469,877	11,765,541